EXHIBIT 10.25

                  AGREEMENT FOR PURCHASE AND SALE OF STOCK

This Agreement for Purchase and Sale of Stock (this "Agreement") is made and entered into as of the 6th day of September 1995, by and between MIDCOAST HOLDINGS NO. ONE, INC., a Delaware corporation, ("Seller"), and KOCH GATEWAY PIPELINE COMPANY., a Delaware corporation ("Buyer"). (Seller and Buyer are sometimes hereinafter referred to collectively as the "Parties" and individually as a "Party".)

                               W I T N E S S E T H:
     WHEREAS, Seller is currently in the process of repurchasing all of the issued and outstanding shares of capital stock of Five
Flags Pipe Line Company from Five Flags Holding Company (the HOLDING COMPANY TRANSACTION), and Seller presently owns all of the issued and outstanding shares of capital stock of H&W Pipeline Corporation
(Five Flags Pipe Line Company and H&W Pipeline Corporation being hereinafter sometimes jointly referred to as the "Companies");
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of capital stock of Five Flags Pipe Line Company (the "Five Flags
Stock") immediately upon its acquisition by Seller from Five Flags
Holding Company and all of the issued and outstanding shares of capital stock of H&W Pipeline Corporation (the "H&W Stock"); and
     WHEREAS, the Parties desire this Agreement to set forth the terms and conditions upon which they are willing to sell and purchase the Five Flags Stock and the H&W Stock;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:
     1.  Purchase and Sale; Purchase Price.
         Subject to the terms of this Agreement, at the closing
provided for in Section 3 of this Agreement (the "Closing"), Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, the Five Flags Stock and the H&W Stock.  Notwithstanding the above, Buyer may prior to closing with or without cause elect in writing not to purchase the
H&W Stock, in which event, all references to H&W Pipeline
Corporation in this Agreement shall be void and have no force or effect in this Aagreement, and the Parties agree that they shall proceed with the purchase and sale of the Five Flag Stock as otherwise described herein.
          The amount to be paid by Buyer to Seller is Four Million
Seven Hundred Fifty Thousand and No/100 Dollars ($4,750,000.00) for
the Five Flags Stock and Two Hundred Fifty Thousand and No/100
Dollars ($250,000.00) for the H&W Stock, subject to any adjustments which may be made pursuant to Section 10 of this Agreement
(collectively, the "Purchase Price").  The Purchase Price shall be paid by Buyer to Seller at the Closing by cashier's or certified check, or, at Seller's election, by wire transfer of immediately available funds to a bank account designated by Seller.
     2.  Instruments of Conveyance.  At the Closing, as provided for in Section 3 of this Agreement, Seller will assign, transfer and deliver to Buyer all right, title, and interest in and to the
Five Flags Stock and the H&W Stock, (such issued and outstanding shares of the Five Flags Stock and the H&W Stock being hereinafter
collectively referred to as the "Stock").   Certificates
representing the Stock delivered to Buyer shall be duly endorsed in blank, or accompanied by duly executed stock powers in blank and otherwise in proper form for transfer. At the Closing, Seller shall also deliver to Buyer a copy of all required resolutions or consents of the Board of Directors and the sole Shareholder of Seller, and a certificate of incumbency of representatives of Seller executing this Agreement duly certified by an appropriate officer, approving the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.
     3.  Closing.  The closing of the purchase and sale of the Five
Flags Stock and the H&W Stock shall all take place no later than 3:00 p.m. on the fifth day following the date on which all conditions to Closing, as set out in Sections 8 and 9 of this Agreement, have been met, unless terminated by either Party hereto pursuant to Section 12 of this Agreement (the "Closing"). The
Closing shall be held at the offices of Seller in Houston, Texas, or such other place as the Parties may mutually agree upon in writing (the date on which Closing occurs being referred to herein as the "Closing Date"). The Closing shall be effective as of 7:00 a.m. Florida time, on the Closing Date (the "Effective Date").
     4.  Representations, Warranties and Covenants of Seller.
Seller represents, warrants and covenants to Buyer as of the date of this Agreement and on and as of the Closing Date, the following:
          (a) Seller has full, complete and absolute title to the H&W Stock. At the Closing, Seller will have full, complete and absolute title to the Five Flags Stock. The Stock constitutes 100% of the issued and outstanding securities of any kind. No person or entity other than the Seller has any record or beneficial ownership interest whatsoever in the Stock;
          (b) Seller's ownership of the Stock at Closing shall consist of good, valid and indefeasible title thereto, and the Stock shall be free and clear of any liens, security interests, encumbrances, options, calls, pledges, trusts, voting trusts, covenants, restrictions, reservations, claims and other burdens of any type whatsoever;
          (c) Five Flags Pipe Line Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. H&W Pipeline Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Both of the Companies have the requisite power and authority to own or lease and operate their properties and to carry on their business as now being conducted, and both of them are duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned or leased and operated by them or the nature of the business conducted by them make such qualifications or licensing necessary;
          (d) All of the Stock is validly issued, fully paid and nonassessable. All dividends and other distributions declared with respect to the Stock have been paid or distributed. There are no existing subscriptions, rights, warrants, calls, options, commitments or agreements of any character relating to the Stock which is authorized but unissued or held in the treasury. Copies of the Articles of Incorporation (certified by the Secretary of State) and the Bylaws (certified by the respective Secretary) of both of the Companies shall be delivered by Seller to the Buyer no later than 10 days after the closing of the Holding Company
Transaction, and will be true, correct and complete and reflect all amendments thereto as of the date thereof;
           (e) The present directors and officers of H&W Pipeline Corporation are set forth on Schedule 4(e) attached hereto. After
Seller's reacquisition of Five Flags Pipe Line Company, Schedule
4(e) will be amended to set forth the then present directors and officers of Five Flags Pipe Line Company. The written resignations of all directors and officers of both of the Companies will be delivered to Buyer at Closing;
          (f) A balance sheet of H&W Pipeline Corporation dated as of the 31st day of July, 1995 (the "H&W Balance Sheet") is attached hereto as Schedule 4(f-1). A balance sheet of Five Flags Pipe Line
Company dated the effective date of the Holding Company Transaction
(the "Five Flags Balance Sheet") will be attached hereto as
Schedule 4(f-2) no later than ten (10) days after the closing of the Holding Company Transaction. The H&W Balance Sheet and the
Five Flags Balance Sheet will both correctly set forth the financial condition of the respective Companies as of the dates indicated and title to all assets referred to or shown on the respective balance sheet of the Companies will be vested in the respective Companies as of said dates, except for cash and accounts receivable which pursuant to Section 7 shall be retained by Seller.
All assets referred to or shown on the respective balance sheets for the Companies will be free of any liens, indebtedness security interests, claims to ownership by others, or other like encumbrances. To the best of Seller's knowledge (as used in this Agreement, the term to the best of Seller's knowledge' shall mean the knowledge of Seller after due inquiry as well as the four employees of Five Flags Pipe Line Company at the Pace Florida office). The books of account, as summarized in the H&W Balance
Sheet and the Five Flags Balance Sheet, will accurately reflect the assets and known liabilities of the respective Companies. Between execution of this Agreement and Closing with respect to the acquisition of H&W Pipeline Company and between the acquisition of Five Flags Pipeline Company by Seller and Closing, there will not be: (i) any materially adverse change in the financial condition, business, operations, properties, assets or liabilities (whether direct, indirect, accrued, absolute, contingent or otherwise) of either of the Companies other than changes in the ordinary course of business, (ii) any damage, destruction or loss whether covered by insurance or not, materially and adversely affecting the properties or business of either of the Companies; (iii) any increase in the compensation payable or to become payable by either of the Companies to any of its directors, officers, employees or agents or in any stock option, bonus payment, service award, pension, retirement, expense allowance or other arrangement made to or with any of them; (iv) any sale, assignment, lease, transfer, license, abandonment or other disposition by either of the Companies of any interest in its properties, excluding inventory sold in the ordinary course of business, and specifically including but not limited to any machinery, equipment or other operating property, any patent, trademark, service mark, trade name, brand name, copyright (or pending application for any patent, trademark, service mark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible asset; (v) any declaration, setting aside or payment of any dividend or other distribution on or in respect of shares of the Stock, or any direct or indirect redemption, retirement, purchase or other acquisition by the Company of any such shares;
(vi) any stock dividend, stock split, reorganization, recapitalization or other change of any type whatsoever in the Stock; (vii) any incurrence of indebtedness, pledge, security interest, liens or like debts or encumbrances other than those incurred in the ordinary course of business for trade account payables; or (viii) any dispute or any other occurrence, event or condition of any character, which reasonably could be anticipated to give rise to a legal or administrative action or to a material adverse effect upon the condition (financial or otherwise) of the business, operations, properties, assets or liabilities (whether direct, indirect, accrued, absolute, contingent or otherwise) of the Company (whether or not covered by insurance); and to the best of Seller's knowledge, none of the above events described in (i) through (viii) are anticipated or shall have taken place between the time of the execution of this Agreement and the reacquisition by Seller of Five Flags Pipeline Line Company;
          (g) All tax returns required to be filed by the Companies on or before the Closing Date for all years prior to the current tax year have been filed, and all taxes calculated thereon have been paid, and to the best of Seller's knowledge such tax returns have been properly prepared and executed pursuant to applicable laws and regulations;
          (h) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state where formed and conducting business. Seller has all requisite corporate power and authority and is entitled to carry on its business as now being conducted;
          (i) Neither the execution, delivery, nor the performance of this Agreement by Seller will conflict with, result in a default or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Seller's certificate of incorporation or by-laws or any material franchise, mortgage, deed of trust, lease, license, agreement or understanding, or any order or judgment or decree to which Seller is a party or by which Seller is bound. Seller has the full power and authority to enter into this Agreement and to carry out the transaction contemplated hereby, and this Agreement has been duly authorized and executed by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
          (j) To the best of Seller's knowledge, there are no claims, legal actions or suits pending against or relating to the Companies, their properties, assets or business, and Seller is not aware of any facts which might result in such a claim, action, suit, arbitration or other proceeding;
          (k) To the best of Seller's knowledge, except as set forth in Schedule 4(k) hereto: (i) the Companies have all permits, licenses, certificates and other authorizations necessary for them to carry on their respective business in its current manner; (ii) the Companies have not received any written notice that they, or either of them, have failed to comply with any laws, rules, regulations, ordinances, licenses, permits, judgments, decrees and orders of federal, state and local or other governmental authorities having jurisdiction applicable to their respective properties, assets or business which have not been previously remedied; and (iii) Seller and each of the Companies, respectively, are not in violation of or in default under any terms or provisions of their certificate of incorporation or by-laws, as presently in effect, or of any material liens, mortgage, lease or agreement, or of any order, judgment or decree to which Seller or the Companies are a named party;
          (l) The Companies have good and marketable title to their respective assets described or referred to in the Exhibits hereto (the "Companies' Assets"), other than the Leased Property and the pipeline rights-of-way of H&W Pipeline Company, free of any liens, security interests or other like encumbrances;
          (m) All ad valorem and personal property taxes assessed against the Companies' Assets (including any penalties or assessments for delinquencies in payment) and all other taxes of any nature with respect to the Companies' Assets which are due and payable by the Companies as of the Closing Date will be paid in full by said Closing Date;
          (n) Five Flags Pipe Line Company owns a natural gas transmission pipeline system situated in Escambia and Santa Rosa
Counties, Florida, as depicted on the map attached as Exhibit "A-1" hereto, consisting of approximately 42 miles of 10" diameter 0.219 wall 2X52 pipe, approximately 15 miles of 8" diameter 0.280 wall
X42 pipe, and various meters and metering stations, control equipment, corrosion equipment, dehydration facilities, buildings and other operating equipment attached to, or used or held for use in the operation of said natural gas transmission pipeline system
(collectively the "Five Flags Pipeline System").  H&W Pipeline
Corporation owns a non-operating natural gas transmission pipeline situated in Escambia County, Alabama, as depicted on the map attached as Exhibit "A-2" hereto, consisting of approximately 350 feet of 6" O.D. schedule, 40 seamless, Grade B, coated and wrapped pipe, 42,000 feet of 6" O.D. x 0.188" W.T., X-42 coated and wrapped pipe, 2-6" block valve settings, and 200 feet of 6" O.D. x 0.250"
W.T., X-42 pipe (The Big Escambia Creek Crossing), station adjacent to the Exxon-Big Escambia Creek Plant which consists of a 6" pig launcher/receiver and the associated valves, fittings, and piping, and a metering and control station at Exxon Flomation Plant which consists of a 4" orifice meter, a 4" pressure control valve, a 2" flow control valve and a 6" pig launcher/receiver with the associated valves, fittings, piping and instrumentation (the "H&W
Pipeline");
          (o) A schedule of (i) all vehicles, (ii) all, or substantially all, office equipment, and (iii) all leases of personal property, of Five Flags Pipe Line Company is attached hereto as Exhibit "B" (collectively the "Equipment");
          (p) That certain lease (the "Lease") of real property, relating to office space and equipment storage ("Leased Premises"), presently held in the name of Five Flags Pipe Line Company, described in Exhibit "C" hereto, is the only lease of real property affecting either of the Companies which is presently in force and effect;
          (q) A schedule of all easement agreements and other similar agreements of Five Flags Pipe Line Company is attached hereto as Exhibit "D" (the "Easement Agreements");
          (r) A schedule of all or substantially all maintenance and operating supplies, fuel and spare parts for the Equipment of Five Flags Pipe Line Company is set forth as Exhibit "E" hereto
(collectively the "Inventory");
          (s) A schedule of all gas transmission contracts and other similar agreements of Five Flags Pipe Line Company is set forth as Exhibit "F" hereto (the "Transmission Contracts");
          (t) A schedule of all certificates of occupancy and other licenses, permits, orders or approvals of any federal, state or local governmental or regulatory body relating to the use, operation, or enjoyment of the assets of Five Flags Pipe Line
Company is set forth in Exhibit "G" hereto (the "Permits");
          (u) A schedule of all easements, rights-of-way, licenses, permits, surface use agreements and other similar agreements of H&W Pipeline Corporation is attached hereto as Exhibit "H" (the "H&W Agreements");
          (v) To the best of Seller's knowledge, the Exhibits to this Agreement collectively constitute a complete and correct list and description of all material agreements or contracts affecting the Companies' Assets, as operated in the ordinary course of business, including all amendments, modifications, revocations and notices, except those that would not have a material adverse effect upon the rights, obligations or liabilities of the Companies under said contracts;
          (w) To the best of Seller's knowledge, the contracts, agreements, permits and other documents listed on Exhibits "D", "F" and "G" hereto are all valid, binding and enforceable in accordance with their terms and are in full force and effect and there are no facts which would give rise to a claim otherwise. To the best of Seller's knowledge, Five Flags Pipe Line Company has performed all obligations and made all payments required, to be performed or paid under such contracts, agreements and other documents and Seller has not received any written or oral notice from any party to said contracts and agreements claiming the existence of any default under any of such contracts, agreements or other documents which have not been previously remedied;
          (x) To the best of Seller's knowledge, except as disclosed to Buyer on Schedule
4(x) hereto, neither of the Companies is in violation of any federal, state or local law, ordinance or regulation relating to the environment on, under or about any real property or related facilities and equipment owned or used by either of the Companies including, but not limited to, soil and groundwater conditions. To the best of Seller's knowledge, there is no contamination, waste or Hazardous Substance in existence on or below the surface of any real property within the United States owned by the Companies, or in any building located upon such property, including without limitation, contamination of the soil, subsoil or ground water, which exposes the Companies to liability to third parties; nor are the Companies subject to any reporting requirement with respect thereto nor have they received any notices with respect thereto.
To the best of Seller's knowledge, there is no actual or threatened proceeding or investigation by any governmental entity with respect to the presence of such Hazardous Substance on any real property owned or leased by either of the Companies or the migration thereof from or to other property, and neither of the Companies has ever been requested mandated or ordered by any governmental entity to treat, clean-up or otherwise dispose, remove or neutralize any Hazardous Substance from or on any real property owned or leased by either of the Companies. For purposes of this Agreement, "Hazardous Substances" shall mean (but shall not be limited to) substances defined or listed as hazardous substances, hazardous materials, hazardous wastes or toxic substances, or any variation thereof, in or determined at any time to be such pursuant to applicable laws, and regulations adopted and publications set forth in or promulgated pursuant to such laws, including, without limitation: (i) the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended, 42 U.S.C.
Sections 9601 et seq.;  Hazardous Materials Transportation Act, 49
U.S.C. Section 1801 et seq.;  the Resource Conservation and
Recovery Act, 42 U.S.C. Sections 6901 et seq.; and (ii) pesticides, fungicides, solvents, herbicides, flammable explosives, asbestos, polychlorinated biphenyls, radioactive materials; and petroleum, and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy;
          (y) To the best of Seller's knowledge, neither the execution and delivery of, nor Seller's performance under this Agreement, is prohibited by or requires any consent, authorization, approval or registration under any law, rule or regulation, other than those customarily required in transactions of this type, or under any judgment, order, writ, injunction or decree to which Seller was a named party;
          (z) Neither of the Companies are subject to any arrangement to purchase gas or under any arrangement which the Companies will be obligated, by virtue of a prepayment arrangement, a "take-or-pay" arrangement, a production payment, or any other arrangement, to transport or deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, or to make payment at some future time for hydrocarbons or the transportation or delivery of hydrocarbons previously purchased or transported;
          (aa) To the best of Seller's knowledge, none of the statements, representations or warranties made by Seller in this Agreement, or in any Exhibit or Schedule hereto, or in any certificate or other document delivered with or pursuant to this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Except as and to the extent expressly set forth in this Agreement, or in any Exhibit or Schedule hereto, Seller makes no representations or warranties whatsoever. Seller disclaims all liability and responsibility for any negligent representation, warranty, statement or information made or communicated, by oversight or otherwise (orally or in writing) to Buyer other than those expressly made by Seller in this Agreement or in the Exhibits and Schedules hereto (including, but not limited to, any opinion, information or advice which may have been provided to Buyer by Seller or Five Flags Pipe Line Company,
H&W Pipeline Corporation, or any of their respective stockholders, officers, directors, employees, agents, attorneys, consultants, representatives, or any party acting on their behalf). This subparagraph (aa) shall not excuse Seller from any intentional misrepresentation, statement, warranty or act in furnishing incorrect, false or misleading information to Buyer by Seller or any person acting on behalf of Seller, if made, given or done with the intent that the other Party rely thereon and be misled thereby;
          (bb) there are no agreements allowing another party to purchase all or some of the Companies' Assets;
          (cc) the Lease is in full force and effect in accordance with its terms and Seller knows of no default thereunder or no condition or event under which the lessor under the Lease could terminate the Lease prior to the end of the primary term or any extension thereof;
          (dd) Neither of the Companies is a party to any partner-ship or joint venture;
          (ee) Schedule 4(ee) attached hereto is a complete list of all policies of insurance with respect to the Companies' Assets, all of which will remain in full force and effect until the Closing
Date;
          (ff)  Between the date of this Agreement and the Closing
Date, neither of the Companies will: (a) transfer, sell or otherwise dispose of any corporate property or assets material to the operation of its business other than in the ordinary and usual course of its business as heretofore conducted, save and except such items as shall have become no longer useful, obsolete or worn out, or rendered of no further use, and, if heretofore useful in the conduct of its business and operations, as may have been replaced with other items of substantially the same value and utility as the items transferred, sold, exchanged or otherwise disposed of; (b) create, participate in or agree to the creation of any liens or encumbrances on its corporate property, save and except liens for taxes not yet due and liens created in the ordinary and usual course of its business as heretofore conducted in connection with normal purchases of natural gas; (c) enter into any leases, contracts or agreements of any kind or character extending for more than a sixty (60) day period unless terminable by giving sixty (60) days or less advance written notice, or incur any liabilities, save and except those to which it is presently committed and which are disclosed herein or in the Exhibits hereto;
(d) make any payments or distributions to or for the benefit of any of its officers, directors, stockholders or employees, save and except wages and salaries made to employees in the ordinary and usual course of the business as heretofore conducted and contributions required pursuant to any health and/or life insurance plans presently in effect; (e) amend or repeal its Articles of Incorporation or Bylaws or issue any shares of capital stock in addition to, and other than, the shares heretofore issued, or reissue any treasury stock; (f) take any action that is materially different or varies from the ordinary course of its business; or
(g) not pay or agree to pay any severance or termination benefit to any employee of the Companies that is triggered by the Closing and that would be binding upon Buyer or it, or affect its ownership, operation and enjoyment of its assets;
          (gg) Schedule 4(gg) attached hereto is a schedule of (i) the name of each bank, savings and loan or other financial institution at which Five Flags Pipe Line Company has any account or safe deposit box, including the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (ii) the name of each person, corporation, firm, association or business entity or enterprise holding a general or special power of attorney from the Companies and a summary of the terms thereof. (H&W Pipeline
Corporation has no accounts and no safe deposit box);
          (hh) Schedule 4(hh) attached hereto sets forth all pension plans, profit sharing plans, retirement benefit plans, executive compensation arrangements, deferred compensation arrangements, retiree medical arrangements, employment contracts, health, disability and/or life insurance plans, and other benefit plans, payments or arrangements for employees of Five Flags Pipe
Line Company (the "Benefit Plans") presently in effect with respect to the Companies. Seller has heretofore delivered to Buyer true, correct and complete copies of summary plan descriptions of all Benefit Plans and will provide Buyer with such additional information regarding the Benefit Plans as Buyer may reasonably request. (H&W Pipeline Corporation has no employees.);
          (ii) To the best of Seller's knowledge, Schedule 4(ii) hereto setting forth the Pipeline Class Location Rating and M.A.O.P. Determination for the Five Flags Pipeline System, from which pressure ratings may be obtained and pipeline capacities evaluated, is accurate;
          (jj) To the best of the Seller's knowledge except as disclosed to Buyer on Schedule 4(x) hereto, neither of the Companies is in violation of any federal, state or local law, ordinance or regulation; and
          (kk) Seller shall represent and warrant at Closing that to the best of its knowledge it has made available at either its office or that of the Companies all materials, records, documents, and other information in its possession or in the possession of Five Flags Pipe Line Company at its Pace Florida office to Buyer for its inspection and review.
               5.  Representations, Covenants, and Warranties by
Buyer. Buyer represents, warrants, and covenants to Seller as of the date of this Agreement and on and as of the Closing Date, the following:
          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where formed and conducting business. Buyer has all requisite power and authority and is entitled to carry on its businesses as now being conducted;
          (b) Neither the execution, delivery nor the performance of this Agreement by Buyer will conflict with, result in a default or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Buyer's certificate of incorporation or by-laws or any material franchise, mortgage, deed of trust, lease, license, agreement or understanding, or any order or judgment or decree to which Buyer is a party or by which Buyer is bound or affected. Buyer or its nominee has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly authorized and executed by Buyer and constitutes a valid and binding obligation of Buyer or its nominee, enforceable against Buyer or its nominee in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer or its nominee has complied with all applicable laws and regulations and has all certificates, permits, approvals, and licenses from any and all governmental authorities that may be required for Buyer or its nominee to validly own the Stock;
          (c) To the best of Buyer's knowledge, there are no claims, legal actions, suits, arbitrations, governmental investigations or other administrative proceedings in progress or pending against or relating to Buyer, and Buyer is not aware of any facts which might result in such claim, action, suit, arbitration or other proceeding which might reasonably be expected to have a material adverse effect on Buyer's or Buyer's assignee's ability to perform this Agreement;
          (d) To the best of Buyer's knowledge, none of the statements, representations or warranties made by Buyer in this Agreement, or in any certificate or other document delivered with or pursuant to this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading;
          (e) In the event Buyer elects to inspect and/or investigate the Five Flags Pipeline System, the H&W Pipeline or any of the other assets constituting a portion of the Companies'
Assets, Buyer shall have the duty to disclose in writing to Seller, prior to Closing, any fact or results obtained through such inspection and/or investigation which Buyer knows to constitute a material violation of any local, state or federal laws, rules or regulations;
          (f) Buyer has obtained prior to the date of this Agreement, the requisite power and authority to execute and enter into this Agreement and to close the transactions contemplated hereby without further action or resolution by the Board of Directors of Buyer; and
          (g) Buyer covenants that it shall diligently seek to obtain all requisite consent approvals needed from any government entity to consummate the transactions contemplated herein. (The period of time within it takes for Buyer to obtain such requisite approvals, if any, is hereinafter referred as the "Approval
Period")
               6.  Liabilities and Obligations Assumed by Seller.
Notwithstanding Buyer's purchase of the Five Flags Stock and the H&W Stock, Buyer and Seller expressly agree that Seller shall expressly assume and timely pay or perform immediately prior to Closing or as soon thereafter as practical if not payable prior, as applicable, all liabilities and obligations related to the operation of the Companies prior to the Effective Date, including but not limited to the following liabilities and obligations of Five Flags Pipe Line Company and H&W Pipeline Corporation:
          (a)  all accounts payable accruing prior to the Effective
Date or otherwise attributable to such period;
(b) all expenses and similar current liabilities accruing prior to the Effective Date or otherwise attributable to such period;
          (c) all "Taxes" (as defined in Section 16 of this Agreement) arising from the ownership or use of the Companies'
Assets prior to the Effective Date and any other operations of the Companies;
          (d) all obligations accruing prior to the Effective Date under, and all liabilities and obligations arising on or after the Closing Date by reason of any breaches or defaults prior to the Closing Date under, any of the following: (i) the Lease, (ii) the Easement Agreements, (iii) the Transmission Contracts, (iv) the
Permits, and (v) the H&W documents;
          (e) for periods prior to the Effective Date, any and all claims, wages, payroll taxes, or other liabilities arising out of any employment relationship of an individual or entity prior to the Effective Date, for termination or severance of employees, for deferred compensation, accrued vacation or sick leave under any employment agreement or employee benefit plan or policy, or any other claims alleged by employees or with respect to any retirement, pension or profit sharing plan or similar agreement;
          (f) all liabilities in respect of all indebtedness of the Companies incurred prior to the Effective Date;
          (g) all liabilities for claims for injury, disabilities, death or workers compensation arising from employment by Five Flags
Pipe Line Company or H&W Pipeline Company during any period prior to the Effective Date, but only to the extent not covered by insurance carried by or for the benefit of Five Flags Pipe Line
Company;
          (h) all liabilities for claims or damages arising from environmental matters relating to Five Flags Pipe Line Company that resulted from conditions first occurring between the Holding
Company Transaction and the Effective Date; and
          (i) any imbalance of natural gas over delivered or undelivered to any third party prior to the Effective Date.

               7. Accounting Between Buyer and Seller. If Closing occurs, Seller, at or immediately prior to Closing, shall cause the Companies to make payment on any then outstanding accounts and notes payable of the Companies to Seller and/or to the subsidiaries and affiliates of Seller, and/or to employees or third parties with the then remaining cash-on-hand of the Companies, and pay all other cash-on-hand of the Companies to Seller, and Seller shall expressly assume and discharge the unpaid balance of all then remaining accounts and notes payable, if any, of the Companies, to Seller and/or to the affiliates and subsidiaries of Seller, and/or to employees or third parties, such that at Closing the Companies shall have no cash-on-hand, and the Companies shall have no accounts payable to Seller or to any affiliates or subsidiaries of Seller, and/or third parties.
          To the extent that either of the Companies receives payment on accounts or notes receivable attributable to periods prior to Closing Date, Buyer shall account to the Seller for the same and shall pay or cause to be paid said sums to the Seller, less any payments made by the Companies which are part of the liabilities and obligations assumed by Seller pursuant to Section
6 of this Agreement. Such accountings and such payments by the Companies to Seller shall be on a monthly basis, commencing as of the 20th day of the second calendar month following the Closing
Date and thereafter on the 20th day of each succeeding month.
Buyer shall cause the Companies to use reasonable efforts to collect any and all accounts and notes receivable attributable to periods prior to Closing Date; provided, however, if all such accounts and notes receivable have not been collected on or before the expiration of six (6) months following the Closing Date, then Seller, at Seller's sole cost and expense, shall be responsible for the collection of all such accounts and notes receivable, and Buyer shall, at Seller's request, assign them to Seller (without recourse or warranty of title). Further, Buyer will cooperate with Seller as long as necessary and reasonable for Seller to collect the amounts and notes receivable for periods prior to Closing Date.
Seller shall have the same obligations to Buyer for any proceeds it may receive on behalf of the Companies attributable to activities and transactions of the Companies attributable to periods after the Effective Date which it may receive.
              8. Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Buyer in writing:
          (a) The representations and warranties of Seller set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (including representations and warranties made as of a specific date being true and correct as though that specific date were changed to the Closing Date);
          (b) Seller shall have performed all obligations and agreements and complied all covenants and conditions applicable to it contained in this Agreement in all material respects prior to or on the Closing Date, except those which if not performed or complied with would not materially and adversely effect Seller;
          (c) Seller shall have endorsed in blank (or executed stock powers in blank) and delivered to Buyer certificates representing all outstanding and issued shares of the H&W Stock and the Five Flags Stock on the Closing Date, and shall have delivered to Buyer the written resignations of the present directors and officers of the Companies in accordance with Section 4(e) of this Agreement;
         (d) No suit, action or other proceeding by a third party or governmental authority shall be pending or threatened which seeks damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement or precludes Buyer from operating the Companies' Assets;
         (e) Buyer has all required governmental approvals, if any, to consummate the transactions contemplated herein;
         (f)  Between the date of this Agreement and the Closing
Date, no material adverse change in the business or operations of the Companies shall have occurred;
         (g) If prior to Closing any of the Companies' Assets are damaged or destroyed by fire, flood, storm or other casualty and the repair or replacement cost thereof, as applicable, is in excess of five percent (5%) of the Purchase Price, Seller shall agree to reduce the Purchase Price by a sum equal to that amount by which the repair or replacement cost thereof, as applicable, of such damaged or destroyed assets exceeds five percent (5%) of the Purchase Price, less all sums payable by insurance carriers to Buyer and to the Companies, or either of them, by reason of such loss;
         (h) No uncured or unsatisfied items on the Defect List exist which exceed five percent (5%) of the Purchase Price, singularly or in the aggregate, upon the expiration of the Curative Period; and
         (i) An opinion of counsel to Seller, dated as of the Closing Date, addressed to Buyer, and satisfactory to Buyer's counsel in form and substance, as to the matters contained in Sections 4(c), (i) and (j) of this Agreement.
               9.  Conditions to Obligation of Seller to Close.
The obligation of Seller to consummate the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Seller:
          (a) The representations and warranties of Buyer set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (including representations and warranties made as of a specific date being true and correct as though that specific date were changed to the Closing Date);
          (b) Buyer shall have performed all obligations and agreements and complied with all covenants and conditions applicable to it contained in this Agreement in all material respects prior to or on the Closing Date, except those which if not performed or complied with would not materially and adversely affect Seller;
          (c) No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement;
          (d)  Payment by Buyer to Seller of the Purchase Price;
and
          (e) An opinion of counsel to Buyer, dated as of the Closing Date, addressed to Seller, and satisfactory to Seller's counsel in form and substance, as to the matters contained in
Section 5(a) and (b) of this agreement.
               10.  Due Diligence Review, Defect List, and Curative
Period.
          (a) Due Diligence Review. Buyer shall have a period of up to thirty (30) days after Seller's repurchase of Five Flags Pipe Line Company from Five Flags Holding Company within which to complete its due diligence review of both Companies (the "Due Diligence Period") with respect to compliance with all applicable laws, rules, orders and regulations, environmental matters, personnel matters, legal matters and claims, operational matters, financial matters, and all other matters which could have a material and adverse affect upon any of Five Flags Pipe Line
Company, H&W Pipeline Corporation, Buyer or Buyer's affiliate, Koch Gateway Pipeline Company (collectively the "Buyer's Group"). Buyer shall make a good faith effort to complete its due diligence within as short a period of time as reasonably possible. Commencing as of the date of this Agreement, Seller shall give the officers, attorneys, accountants and other authorized representatives of Buyer access, during normal business hours, to all the records and properties of H&W Pipeline Corporation relating to it and its business, including access to its physical properties. Upon
Seller's reacquisition of Five Flags Pipe Line Company from Five
Flags Holding Company, Seller shall give the officers, attorneys, and other authorized representatives of Buyer access, during normal business hours, to all the records and properties of Five Flags
Pipe Line Company relating to it and its business, including access to its physical properties. To the extent that Seller can do so prior to its reacquisition of Five Flags Pipe Line Company, it shall provide Buyer with right-of-way information and other information, and if provided Buyer agrees to immediately commence and diligently proceed with right-of-way due diligence and all other due diligence which can be accomplished or partially accomplished with the information furnished by Seller prior to its reacquisition of Five Flags Pipe Line Company. During the Due Diligence Period, Seller will furnish the representatives of Buyer with all such information as such representatives may reasonably request, and shall cause the employees, accountants and attorneys of Seller and the Companies, to the extent reasonably possible, to cooperate with such representatives in connection with such review and examination, and to make full disclosure to Buyer of all material facts affecting the Companies' Assets. When undertaking visual inspections of the Five Flags Pipe Line System, the H&W Pipeline or other properties of the Companies, a Seller representative shall accompany Buyer's representatives responsible for such inspections. Notwithstanding the foregoing, Buyer shall not unduly or unreasonably disrupt or interfere with the conduct of the Companies, and Buyer shall assume all risks involved in entering upon the Five Flags Pipeline System, the H&W Pipeline, and any of the other properties of the Companies. Further, Buyer shall indemnify, protect, defend and hold Seller and the Companies harmless from any liens, claims, losses, liabilities, costs and expenses arising out of Buyer's exercising any right of access granted hereunder, including, without limitation, any claims, losses, and liabilities resulting from bodily injury or death to persons or damage to property sustained by any party as a result of the exercise of Buyer's right of access. Buyer's indemnity contained in this Section 10 shall survive the rescission, cancellation, termination or consummation of this Agreement;
          (b) Defect List. On or before the expiration of the Due Diligence Period, Seller shall deliver to MidCoast a complete, written list (the "Defect List") of all matters that materially and adversely affect the Buyer's Group. For purposes of this Agreement, "materially and adversely affect" means at a cost or loss to the Buyer's Group, of more than five percent (5%) of the Purchase Price, singularly or in the aggregate. If Seller and Buyer disagree as to the individual or aggregate amount of the cost or loss to the Buyer's Group of matters on the Defect List or as to whether a matter on the Defect List has been remedied or cured by Seller, any and all such matters of disagreement shall be deemed automatically referred to arbitration for decision by the arbitrator pursuant to the provisions of Section 35 of this Agreement; and
          (c) Curative Period. Seller shall have a period of up to thirty (30) days after its receipt of the Defect List within which to remedy or cure any or all matters set forth thereon, at its sole election, and deliver all curative documents and information obtained by it to Buyer; provided, however, as to disputed matters arbitrated in which the arbitrator finds in favor of Buyer, Seller shall have an additional period of up to twenty
(20) days after its receipt of written notice from the arbitrator of his decision within which to remedy or cure such matters, at its sole election. Further provided, however, as to disputed matters arbitrated in which the arbitrator finds in favor of Seller, the Defect List shall be deemed revised in accordance with the arbitrator's decision. Seller shall make a good faith effort to complete its curative work within as short a period of time as reasonably possible. (The entire period of time commencing with the initial thirty (30) day period, the period of arbitration, if applicable, and the additional twenty (20) day period, if applicable, is referred to in this Agreement as the "Curative Period".) If prior to Closing any of the defects cannot be cured within the Curative Period, then Buyer shall have the right to either terminate this Agreement or agree with to reduce the Purchase Price by an appropriate amount mutually agreed; and
          (d) Any period of time referenced in this Section 10 shall be extended for a like period during which access to the facilities or records is unavailable due to storm, flood, or fire.
               11. Casualty Loss Prior to Closing. If prior to Closing any of the Companies' Assets are damaged or destroyed by fire, flood, storm or other casualty and the repair or replacement cost thereof, as applicable, is five percent (5%) of the Purchase Price or less, then, subject to the other terms and provisions of this Agreement, Buyer shall proceed to purchase the Five Flags
Stock and the H&W Stock without any reduction in the Purchase
Price. If prior to Closing any of the Companies' Assets are damaged or destroyed by fire, flood, storm or other casualty and the repair or replacement cost thereof, as applicable, is in excess of five percent (5%) of the Purchase Price, then Buyer shall have the right to terminate this Agreement unless Seller agrees to reduce the Purchase Price by a sum equal to that amount by which the repair or replacement cost thereof, as applicable, of such damaged or destroyed assets exceeds five percent (5%) of the Purchase Price, less all sums payable by insurance carriers to Buyer and to the Companies, or either of them, by reason of such loss.
           All repair or replacement costs shall be determined jointly by Seller and Buyer or, in the event of disagreement between Buyer and Seller with respect thereto, such repair or replacement cost shall be automatically referred to arbitration for decision by the arbitrators pursuant to the provisions of Section 35 of this Agreement.
          12. Termination. Anything elsewhere in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
         (a)  By mutual written consent of Seller and Buyer;
         (b) By Seller, through written notice to Buyer, if, at any time after the Curative Period and the Approval Period, any of the conditions to the Closing set forth in Section 9 of this Agreement shall not have been satisfied and shall not have been waived by Seller;
         (c) By Buyer, through written notice to Seller, if, at any time after the Curative Period and the Approval Period, any of the conditions set forth in Section 8 of this Agreement shall not have been satisfied and shall not have been waived by Buyer;
         (d) By Seller, if at any time prior to Closing Seller determines that it has made a material misrepresentation or materially breached a covenant or a warranty made under this Agreement, which after delivery of written notice thereof to Buyer, Buyer is unwilling to waive same as a condition to Closing and to release Seller from any liability therefor;
         (e) By Buyer, if at any time prior to Closing, Buyer determines that it has made a material misrepresentation or materially breached a covenant or a warranty under this Agreement, which after delivery of written notice thereof to Seller, Seller is unwilling to waive same as a condition to Closing and to release Seller from any liability therefor;
         (f) By Seller, if at any time prior to Closing Seller determines that Buyer has made a material adverse misrepresentation or materially and adversely breached a covenant or a warranty made under this Agreement, which if after delivery of written notice thereof to Buyer, Buyer is unwilling or unable to cure such misrepresentation or breach;
         (g) By Buyer, if at any time prior to Closing, Buyer determines that Seller has made a material adverse misrepresentation or materially and adversely breached a covenant or a warranty under this Agreement, which if after delivery of written notice thereof to Seller, Seller is unwilling or unable to cure such misrepresentation or breach;
         (h) By Buyer, if Seller or either of the Companies should file for bankruptcy or have creditors file an involuntary bankruptcy proceeding, prior to closing; and
         (i) By Seller, if Buyer or its assignee should file for bankruptcy, or have creditors file an involuntary bankruptcy proceeding, prior to closing.

Upon the termination of this Agreement by either Party in accordance with this Section 12, neither Party shall have any liability whatsoever to the other Party in connection with this Agreement and the transaction contemplated hereby, except as otherwise expressly provided in this Agreement.
               13. Expenses. All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Exhibits and the Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller; and all such expenses incurred by Buyer shall be borne solely and entirely by Buyer, and any expenses incurred by Buyer or as the result of the exercise of its right of access granted in this Agreement, shall be borne solely and entirely by Buyer.
               14. Broker's Fees, Counsel Fees and Expenses. Seller and Buyer each represent to the other that neither has employed any broker or entered into any agreement for the payment of any fees, compensation or expense to any person, firm or corporation in connection with the transactions contemplated by this Agreement. Seller and Buyer further covenant and agree, each to the other, to indemnify and hold the other harmless against any loss, liability, costs, claims, demands, damages, actions, causes of action and suits arising out of or in any manner related to the alleged employment or use by the indemnifying Party of any broker or agent in connection with this Agreement or the transactions contemplated hereby. The indemnification provision of this Section 14 shall survive any rescission, cancellation, termination, expiration or consummation of this Agreement.
               15. Notices. Unless otherwise designated in writing, any notice or demand required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if it is sent by United States Mail, return receipt requested, postage prepaid, addressed as follows or by facsimile to the numbers contained below:


                         If to Seller:

MidCoast Holdings No. One, Inc.             Copy to:
Suite 3030, 1100 Louisiana                  Mr. Ronald L. Chachere,Esq.
Houston, Texas 77002                        Mercantile Tower MT,115
Attention: Mr. Dan C. Tutcher,              Corpus Christi, Texas 78477
President                                    Telephone: (512) 883-2356
Facsimile: (713) 650-3232                    Facsimile: (512) 883-2357


                        If to Buyer:

Koch Gateway Pipeline Company               Copy to:
600 Travis                                  Mr. David K.Martin,Attorney
Houston, Texas 77002                        Koch Industries, Inc.
Attention: Mr. Troy Reusser                 4111 East 37th St.North
Telephone: (713) 229-4123                   Wichita, Kansas 67220
Facsimile: (713) 229-5775                     Telephone: (316) 832-7177
                                              Facsimile:  (316) 832-5403


               16.  Operation of the Companies' Assets Prior to
Closing.  From and after the date of this Agreement to the Closing
Date, Seller agrees to cause the Companies to maintain and operate the Companies' Assets in a good and workmanlike manner in
accordance with present practices and in compliance with applicable laws, rules and regulations, maintain in full force and effect that insurance which is currently in force with respect to the
Companies' Assets, pay or cause to be paid all costs and expenses incurred in connection therewith, keep all agreements relating to the Companies' Assets in full force and effect according to their present terms and conditions, and otherwise comply with all of the covenants contained in all agreements relating to the Companies'
Assets.  Seller further covenants and agrees that it and/or the
Companies, as applicable, shall:
          (a)  Promptly notify Buyer of any suit, action or other
proceeding or facts and circumstances that arise prior to the
Closing Date affecting or potentially affecting any of the
Companies' Assets or Seller's ability to consummate and perform under this Agreement;
          (b)  Not mortgage, pledge or otherwise encumber any of
the Companies' Assets, or grant easements or licenses upon or further encumber any of the Companies' Assets without the prior written consent of Buyer;
          (c)  Not enter into or terminate any material Easement
Agreements, Transmission Contracts or make any material changes to any of same, having an adverse effect, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; and
          (d)  Not sell or otherwise dispose of any of the
Companies' Assets (except for use of such of the Inventory as shall be necessary in normal day-to-day operations and maintenance), or make any material changes to any of same, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.
               17.  Internal Revenue Code.
           The terms used herein which are defined in the Agreement shall have the meanings specified in this Agreement unless specifically otherwise defined herein.  As used herein, (i) the term "Code"
means the U.S. Internal Revenue Code of 1986, as amended, or any successor law, (ii) the term "Law" means the law of any country or political jurisdiction thereof other than the Code and (iii) the term "Taxes" means all federal, foreign, state, local and/or combined taxes, specifically including gross income, net income, gross receipts, petroleum revenue, sales, use, ad valorem, value-
added, franchise, withholding, payroll, employment, excise,
property, or windfall profit taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto which have been or may be imposed upon the
Companies.
              18.  Section 338(h)(10) Election; Tax Allocation
Arrangements; Tax Audits.
          (a) Section 338(h)(10) Election.  The Buyer shall have
the unconditional right to make an election under Section 338(g) of the Code or similar state statutes with respect to the purchase of the stock.  In addition, subject to the conditions set forth hereunder, the Seller agrees that the Buyer may require the Seller and the Buyer to make a joint election under Section 338(h)(10) of the Code or under similar state statutes with respect to such purchase (a "Joint Election").  If Buyer requires that a Joint
Election be made, subject to paragraph (b) below, and within 180 days after the Closing, the Seller and the Buyer shall exchange completed and executed copies of Form 8023 and required schedules thereto (the "Form") for the Companies.  The Seller and the Buyer"
agree to take all other action and file all other necessary reports to elect validly pursuant to Section 338(h)(10) to treat the transaction as a sale of assets as opposed to a sale of the Stock.
The Buyer and the Seller shall each file a copy of the Form in a timely manner and shall provide assurance to the other Party that it has done so.  The Seller shall report the sale of the
Corporation for federal, state, local, and foreign tax purposes consistent with such elections (to the extent permitted under the laws of the particular jurisdictions), and shall file a
consolidated federal income tax return for its taxable year that includes the Closing Date.  The deemed sale price of the assets of the Corporation for federal and state tax purposes shall be
determined according to the MADSP formula described in Treasury
Regulation 1.338(h)(10)-1(f).  The Buyer shall be held harmless from any tax liability of the Seller resulting from the Section
338(h)(10) elections provided for in this Section;
           (b)  No Warranty.    No party to this Agreement makes any
warranties to any other party hereto of the tax treatment of the transaction contemplated by this Agreement under the provisions of any Sections of the Code, regulations or state tax laws;
           (c.)  Section 1445(f)(3) Certification.  At or prior to
Closing the Seller shall certify in writing the Buyer that the Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code, as amended;
           (d) Transfer Taxes. Seller shall be liable for any sales, use, transfer, gross receipts, excise and documentary taxes and recording and filing fees applicable to the transactions contemplated by this Agreement. To the extent Buyer must make such payments, Seller shall remit to Buyer such amounts prior to the date on which Buyer is obligated to pay the same to the applicable government authority. Seller shall defend, indemnify and hold
Buyer harmless with respect to the payment of any such taxes and fees including any interest or penalties assessed thereon;
           (e)  Tax Allocation Arrangements.  Effective as of the
Closing Date, all liabilities and obligations between the Companies and the Seller under any tax allocation agreement or arrangement in effect prior to the Closing Date shall cease to exist, and any liabilities or rights existing under any such agreement or arrangement shall be extinguished in full and shall not be paid thereafter. Seller shall execute any documents necessary to effectuate the provisions of this paragraph;
           (f)  Pre-Closing and Post-Closing Tax Liabilities.
Seller shall be solely responsible for the payment of all Taxes payable with respect to the Companies attributable to any period ending on or before the Closing Date. Seller shall indemnify the Buyer from any such Taxes (including any interest and penalties thereon.) In the case of any state or local Taxes computed for a period which includes the Closing Date but which ends after the Closing Date, the Seller shall be liable for no more than its pro rata share of such Taxes. The Buyer and the Companies shall be liable for and indemnify the Seller and its Affiliates and successors or assignees against all Taxes which are imposed on or incurred by the Buyer for taxable years or periods or portions thereof beginning on or after the Closing Date;
           (g) Apportionment of Tax Liabilities. The apportionment of tax liabilities shall be determined on the basis of actual taxable events, taxable periods, and activities, except that exemptions, allowances or deductions that are granted or calculated on an annual or periodic basis, such as the deduction for property taxes, franchise taxes (other than franchise taxes measured by income), payments in lieu of such taxes and similar taxes or fees shall be apportioned between the Seller and Buyer on a pro rata daily basis over the relevant tax period, based on the tax periods or portions thereof each is responsible for under Section 18(f) of this Agreement;
           (h) Tax Reimbursement. If, as a result of any adjustment which is made after the Closing to Companies' liability for Taxes for any taxable period, the Seller or Buyer or any Affiliate of either makes a payment of Taxes in accordance with
Section 18(f) of this Agreement and, as a result of such adjustment, Companies receives a refund of, or realizes a reduction in, Taxes for any other Taxable period, then the amount of such refund or reduction in Taxes shall promptly (and in any event no later than thirty days after the close of the taxable period with respect to which the refund or reduction in Taxes is received, taken or obtained) be remitted to the Party which made such payment of Taxes. If any refund or credit of Taxes for which a payment has been made by Companies pursuant to this Section 18(h) is subsequently reduced or disallowed, Seller or Buyer or any Affiliate of either who received such refund or credit of Taxes, shall pay Companies for the amount of such reduction or disallowance within thirty days of such reduction or disallowance;
           (i) Filing of Returns. The Seller shall prepare and file or cause to be prepared and filed when due (i) all separate company income or franchise tax returns and all consolidated, combined or unitary income and franchise tax returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or before the Closing Date including any returns as to which an election is made under the provisions of Section 338(h)(10) of the Code or under any comparable provisions under other Laws, and (ii) all other tax returns and reports of the Companies which are required to be filed or furnished on or before the Closing Date. Buyer shall prepare and file, or cause to be prepared and filed, when due all other tax returns and reports that are required to be filed by or with respect to the Companies, including returns necessitated by a stand-alone election under Section 338(g) of the Code or comparable provisions under other Laws;
            (j)  Claims and Suits for Refunds.  If Buyer or any
Affiliate of Buyer (including Companies) received a refund of any Taxes that Seller is responsible for hereunder, or if Seller or any Affiliate of Seller (other than Companies) receives a refund of any Taxes that Buyer and the Companies are responsible for hereunder, the Party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder. For the purpose of this
Section 18(j), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash;
            (k) Payment. All Taxes, including Taxes owed after a compromise or settlement of an audit or dispute with a taxing authority, shall be paid to the taxing authority by the Party which is legally responsible therefor under the Code or Law. Upon payment of any Taxes with respect to which a Party is entitled to receive indemnification hereunder, such Party shall submit an invoice, with evidence of payment, to the indemnifying Party stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. The indemnifying Party shall remit payment for such Taxes promptly upon receipt of such invoice, evidence of payment and particulars. Such payment will include interest (at the Prime Rate) from the date Taxes are paid by the Party entitled to indemnification through the date the payment is remitted by the indemnifying Party;
            (l) Assistance and Cooperation. Following Closing, in the event that one Party receives notice of any examination, audit, claim or other proceeding with respect to the liability of the Companies for Taxes relating to any period for which the other
Party is liable, the first Party shall within ten (10) days notify the other Party in writing thereof. In the event of an audit or dispute with a taxing authority over Taxes for which a Party is liable pursuant to this Section 18, that Party will be entitled to control the proceedings, at its sole expense, related to such Taxes (including action taken to pay, compromise or settle such Taxes), provided, that Seller and Buyer shall jointly control, in good faith with each other, any proceeding related to a taxable year or period which begins before and ends after the Closing Date and which both Parties have liability for pursuant to Section 18(f) of this Agreement, provided further, however, that Seller will in any event be entitled to solely control any proceeding which relates to or impacts a consolidated, combined or unitary return filed in any jurisdiction by Seller or its Affiliates. The Party which is not entitled to control any such proceedings shall be afforded a reasonable opportunity to participate in such proceedings at its own expense; and
            (m) Further Assurances. Each of the Parties hereby agrees to provide to the other such cooperation and information as reasonably requested and necessary for the preparation and/or filing of any return, amended return or claim for refund; in determining a liability or a right to refund; in conducting any audit; or in responding to any examination, audit, claim or other proceeding, involving any Taxes. The Companies and each Party will preserve and retain all returns, schedules, work papers and all material records or other documents relating to any Taxes until the expiration of the statutory period of limitations (including extensions) for the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement. The
Companies shall make such documents available at the then current administrative headquarters of the Companies to Seller upon reasonable notice and at reasonable times. Seller shall be entitled, at its sole expense, to make copies of any such books and records as it shall deem necessary for any reason. The Buyer further agrees to permit representatives of Seller to meet with employees of the Buyer and the Companies on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this paragraph. Any information obtained pursuant to this paragraph shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting or responding to any examination, audit, claim or other proceeding.
           19. Indemnification by Seller. Seller agrees that, on and after the Closing, it will indemnify, hold harmless and defend
Buyer from and against any and all losses, claims, demands, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description based upon, arising out of or otherwise in respect of the following:
            (a) any untrue representation, breach of warranty or nonfulfillment of any agreement by Seller contained in this Agreement or in any documents entered into or delivered in connection therewith;
            (b) for a period of two (2) years after the Closing: (i) seventy-five percent (75%) of any and all "Third Party Claims" (as hereinafter defined) resulting from any and all violations by H&W
Pipeline Corporation, of "Environmental Protection Laws" (as hereinafter defined) or from any other environmental matter or practice occurring prior to the Effective Date with respect to its ownership or operation of the H&W Pipeline, not to exceed, however, an aggregate amount equal to fifty percent (50%) of the Purchase
Price paid by Buyer to Seller for the H&W Stock; and (ii) seventy-five percent (75%) of any and all "Third Party Claims" resulting from any and all violations by Five Flags Pipe Line Company of "Environmental Laws" or from any other environmental matter or practice, occurring prior to the Effective Date with respect to its ownership or operation of the Five Flags Pipe Line System, not to exceed, however, an aggregate amount equal to fifty percent (50%) of that portion of the Purchase Price paid by Buyer to Seller for the Five Flags Stock. In the event there are any "Third Party
Claims" pending at the end of said two (2) year period for which a claim for indemnity has been made by Buyer to Seller, then the indemnity of Seller to Buyer for such claim shall not terminate, but shall continue in effect with respect to such claim.
"Environmental Protection Laws" means any and all laws, statutes, rules, regulations, and judicial interpretation thereof of the United States, of any state in which the Company Assets, or any portion thereof, is located, and of any other governmental or quasi-governmental authority having jurisdiction, that relate to the prevention, abatement, and/or elimination of pollution and/or protection of the environment, including, but not limited to, those federal statutes commonly known as the Solid Waste Disposal Act of 1970, the Resource Conservation and Recovery Act of 1976, the
Comprehensive Environmental Response, Compensation and Liability
Act of 1980, the Superfund Amendments and Reauthorization Act of
1986, the Clean Water Act, the Clean Air Act, the Safe Drinking
Water Act, the Migratory Bird Treaty Act, the Toxic Substances
Control Act, and the Hazardous Materials Transportation Act, together with all applicable state statutes serving any similar or related purpose. "Third Party Claims" means any and all actions, claims, demands or proceedings by any person or entity other than the Parties hereto or their respective affiliates which give rise to a right of indemnification under this Agreement provided that such claims are not precipitated as a result of the actions of the Party seeking indemnity hereunder with respect to such claim.
Submission of reports required by law shall not be considered to be actions of a party seeking indemnity hereunder which precipitated a claim arising from such reports. This Section 19(b) contains
Seller's exclusive indemnification of Buyer with respect to environmental matters and the Environmental Protection Laws; and
           (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, legal fees and expenses incurred by Buyer, incident to any of the foregoing or incurred by Buyer in investigation or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.
           This right to indemnification is in addition to any other right available to Buyer, including, without limitation, the right of Buyer to sue Seller for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.
           20. Indemnification by Buyer. Buyer hereby agrees that, on and after the Closing, it will indemnify, hold harmless and defend
Seller from and against any and all losses, claims, demands, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description based upon, arising out of or otherwise in respect of the following:
           (a) any untrue representation, breach of warranty or nonfulfillment of any agreement by Buyer contained in this Agreement or in any documents entered into or delivered in connection herewith;
           (b) the operations, the use of the Companies' Assets, and any work performed by the Companies or the Buyer, after the Effective Date;
           (c)  any and all violations of Environmental Protection
Laws, as defined in Section 19(b) of this Agreement, resulting from actions of Buyer or the Companies occurring on or after the Effective Date with respect to the Buyer's ownership or operation of the Pipeline Systems, the Equipment or any of the other assets constituting a portion of the Assets of the Companies; and
           (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses incurred by Seller, directly related to any of the foregoing, or in enforcing this indemnity.
           This right to indemnification is in addition to any other right available to Seller, including, without limitation, the right of Seller to sue Buyer for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.
           21. Defense by Parties and Indemnification Limits. Notice of any claim for indemnification under this Agreement shall be given promptly to the indemnifying Party stating in reasonable detail the nature of such claim and the amount thereof. If an action, suit or proceeding is brought against a Party with respect to which an indemnifying Party has liability under an indemnity agreement contained herein, the indemnifying Party shall, at its sole expense, conduct the defense of any such action, suit or proceeding. The Party seeking indemnity, at its sole expense, may participate in the defense of any such action, suit or proceeding and, in such event, all Parties shall cooperate fully with each other and their counsel in order to ensure a proper and adequate defense. If the indemnifying Party refuses or declines to defend such action, suit or proceeding, the Party seeking indemnity shall have the right, at the expense of the indemnifying Party to defend such claim with counsel of its own choosing.
           Other than with respect to Environmental claims which are covered by Section 19(b) hereof, neither Party shall have any obligation to indemnify the other with respect to any asserted loss, claim, expense or liability which does not individually exceed fifty thousand dollars ($50,000),except and unless such claims in the aggregate exceed two hundred fifty thousand dollars
($250,000). Losses which individually exceed fifty thousand dollars ($50,000) or in the aggregate exceed two hundred fifty thousand dollars ($250,000) are referred to as "Allowable Losses".
Neither Party shall have an obligation to pay the other Party until the aggregate of Allowable Losses exceeds $250,000. In such event, such Party shall then be obligated thereafter to pay the other Party the entire amount of any losses thereafter which are in excess of the threshold $250,000 amount, such $250,000 threshold shall have to be met only one time, with all losses thereafter being paid, except to the extent they exceed 50% of the Purchase Price as described immediately below. Seller's and Buyer's individual aggregate liability of all indemnification pursuant to this Agreement, inclusive of Environmental claims under Section 19(b) hereof, shall in no event exceed an amount equal to fifty percent (50%) of the Purchase Price.

Any claim against Seller or Buyer for indemnity arising under or out of this Agreement must be brought within two (2) years after the Closing Date or, in the case of any claim relating to any Tax, within thirty (30) days after the expiration of the applicable statute of limitations (including extensions thereof) for the assessment of such Tax.

22. The Parties, Their Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, legal representatives and assigns; provided, however, that no Party may assign this Agreement without the prior written consent of the other Party, except that Buyer may assign this Agreement to a wholly owned affiliate of its parent company, Koch Industries, Inc. without the prior written consent of Seller.

23. Entire Agreement. This Agreement and its Exhibits and Schedules constitute the entire agreement of the Parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings between the Parties, and may not be modified or amended except by a written agreement executed by both Parties.
No representation, promise, or statement of intention has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound or liable for any alleged representation, promise or statement of intention not so set forth in this Agreement.

24. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas, except for any conflict of laws rules which would refer any matter to the law of another jurisdiction, and irrespective of (i) the respective jurisdictions of incorporation of the Parties, (ii) the locations of the respective principal offices or places of business of the Parties, (iii) the places of execution or place of consummation of this Agreement, or (iv) the location of the property which is the subject of this Agreement.

25. Cooperation After Closing. After the Closing, upon reasonable advance notice, Buyer shall provide access during normal business hours to any books and records and other information as Seller may reasonably require to close the books and records of Seller and prepare Seller's tax returns.

26. Section and Subsection Headings. The Section and subsection headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents thereof.

27. Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be deemed to be one original.

28. Exhibits and Schedules. All Exhibits and all Schedules attached to or referred to in this Agreement are incorporated into and made of part of this Agreement. Each Party shall with ten (10) days of discovery and in any event no later than five (5) days before the Closing Date, advise the other in writing of additions or changes to the Exhibits or Schedules of this Agreement required to reflect events subsequent to the date of this Agreement or facts discovered by such Party, so as to cause the representations, warranties and covenants in Section 4 to be materially true and correct, as amended, on the Closing Date. Each Party shall promptly advise the other in writing if it or its counsel learns that any representation or warranty of the other is inaccurate or incomplete.

29. Waivers. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

30. Further Assurances. Seller and Buyer agree to deliver or cause to be delivered to each other on the Closing Date and at such other time thereafter as shall be reasonably agreed, any such additional instruments as Buyer or Seller may reasonably request for the purpose of carrying out this Agreement.

31. No Solicitation. Seller agrees that on and after the date this Agreement has been fully executed by both Buyer and Seller and one counterpart delivered to each of the Parties, except as otherwise consented to in writing by Buyer, Seller and any affiliates or agents of Seller will immediately terminate all discussions with any party other than Buyer with respect to any sale or other similar transaction involving the Companies' Assets. Further, Buyer agrees to execute a confidentiality agreement in substantially the same form as attached hereto as Exhibit "J" and deliver same to Seller with the counterparts of this Agreement which Buyer has executed. Neither Buyer nor Seller, or any affiliates or agents of Buyer or Seller, shall enter into or conduct discussions, whether or not solicited by any of Buyer, Seller or their agents, with any party other than Buyer with respect to any sale or other similar transaction involving the Companies' Assets until Closing or termination of this Agreement.

32. Confidentiality. Seller expressly agrees that all copies of books, files, maps and records pertaining to the Companies' Assets that are retained by Seller (Buyer herewith acknowledging and agreeing that Seller shall be entitled to retain duplicate copies at its own expense of any such books, files, maps and records as Seller deems necessary or desirable) shall be, and shall be handled by Seller as, confidential information of the Companies. Seller shall not disclose any such information to any third party, including without limitation, any local, state or federal governmental body or regulatory agency, unless required to do so by applicable law. Prior to any such disclosure, Seller shall notify the Companies, as far in advance of any such required disclosure as is practicable, that Seller is required to disclose such information and the basis for such required disclosure, and Seller shall cooperate fully with the Companies to obtain confidential treatment for any such disclosed information by the party to which such information is disclosed.

33. Amendment. At any time prior to the Closing Date this Agreement may be amended or modified in any respect by the Parties by an agreement in writing executed in the same manner as this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

34. Construction. Each Party acknowledges and agrees that this Agreement was negotiated and drafted jointly by both Parties hereto, and that in the event of any ambiguity, this Agreement shall not be construed against either Party but rather the terms herein shall be given a reasonable interpretation.

35. Arbitration. Any of the following matters as to which there is disagreement between the Parties shall be submitted to arbitration:
(i) the individual or aggregate amount of the cost or loss to the Buyer's
Group of matters on the Defect List and as to whether a matter on the Defect List has been remedied or cured by Seller, pursuant to Section
10 of this Agreement, and (ii) the amount of repair or replacement cost of any Companies' Assets damaged or destroyed by fire, flood, storm or other casualty prior to Closing, pursuant to the determination which may be made under Section 11 of this Agreement. The following shall apply to all such issues arbitrated:

(a) The decision of the arbitrator(s) shall be final and binding upon all Parties, and no Party shall seek to have the applicable issues litigated rather than arbitrated (except as may be otherwise required by law);

(b) It is the intent of the Parties that, to the extent practicable, such binding arbitration shall be conducted by a person mutually agreeable to the parties knowledgeable and experienced in the type of matter that is the subject of the dispute. In the event the Parties are unable to agree upon such person within ten (10) days after a matter has been automatically referred to arbitration, then each Party shall select a person that it believes has the qualifications set forth above as its designated arbitrator (which selection shall be accomplished by notifying the other Party of the identity of such person), and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel. In the event that the persons selected by the Parties are unable to agree on a third member of the panel within ten (10) days after the selection of the latter of the two arbitrators, such person shall be designated by the American Arbitration Association. Upon final selection of the entire panel, such panel shall, as expeditiously as possible (and if possible, within thirty (30) days after the selection of the last arbitrator), render a decision on the matters submitted for arbitration. The arbitration shall be conducted in Houston, Texas, in accordance with the commercial arbitration rules of the American Arbitration Association;

(c) Upon the determination of any such dispute, the arbitrators shall bill the costs attributable to such binding arbitration in equal shares to the Parties; and

(d) It is the intent of the Parties that, once arbitration is invoked pursuant to the provisions of this Section 35, the matters set for arbitration shall be decided as set forth herein, and they shall not seek to have this Section 35 rendered unenforceable or to have such matter decided in any other way, provided, however, that nothing herein shall prevent the Parties from negotiating a settlement of any issue at any time.

36. Indemnification by Seller's Parent Corporation. At the Closing, Seller shall cause its parent corporation, MidCoast Energy Resources, Inc., a Nevada corporation, to execute and deliver to Buyer an original of the Indemnity Agreement attached hereto as Exhibit "I."

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed in multiple originals by duly authorized officers as of the day and year first above written.


                                         SELLER:

                                         MIDCOAST HOLDINGS NO. ONE, INC.


                                         By:__________________
                                         Dan C. Tutcher,
                                         President


                                         BUYER:

                                         KOCH GATEWAY PIPELINE COMPANY



                                         By:_______________________
                                         Rolf A. Gafvert
                                         President

                                    EXHIBITS:

Exibit "A" -Map of the "Five Flags Pipe Line System"

Exhibit "A-2" -Map of the "H&W Pipeline"

Exhibit "B" -"Equipment"

Exhibit "C" -"Lease"

Exhibit "D" -"Easement Agreements"

Exhibit "E" -"Inventory"

Exhibit "F" -"Transmission Contracts"

Exhibit "G" -"Permits"

Exhibit "H" -"H&W Documents"

Exhibit "I" -"Indemnification Agreement"

Exhibit "J" -"Confidentiality Agreement"


SCHEDULES:


Schedule 4(e) -Directors and Officers of the Companies

Schedule 4(f) -"Balance Sheet"

Schedule 4(l) -Notices of Failure to Comply with Laws

Schedule 4(x) -Exceptions to Compliances with Environmental Laws

Schedule 4(ee)-Schedule of Insurance Coverages

Schedule 4(gg)-Bank Accounts

Schedule 4(hh)-"Benefit Plans"

Schedule 4(ii)-Pipeline Class Location Rating and M.A.O.P. Determination